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Exhibit 12.1

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,						Nine Months Ended September 30,
	Historical					Pro forma	Historical		Pro forma
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	(in thousands, except ratio)
Earnings:
Net income (loss) before income taxes	(2,875)	(46,634)	(8,583)	(38,153)	86,709	86,709	82,554	(90,406)	(90,406)
Interest expense	512	841	1,479	25,507	38,185	38,185	28,586	23,558	23,558
Interest component of rental expense	6	69	67	99	175	175	102	119	119

Earnings	(2,357)	(45,724)	(7,037)	(12,547)	125,069	125,069	111,242	(66,729)	(66,729)

Fixed charges:
Interest expense	512	841	1,479	25,507	38,185	38,185	28,586	23,558	23,558
Interest component of rental expense	6	69	67	99	175	175	102	119	119
Pro forma adjustments:
Incremental interest expense on issuance of notes						15,133			18,418

Fixed charges	518	910	1,546	25,606	38,360	53,493	28,688	23,677	42,095

Ratio of earnings to fixed charges	NA	NA	NA	NA	3.26	2.34	3.88	NA	NA

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COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES